Exhibit 99.1
March 4, 2011
Message from Patrick Hawkins, President
Many of you have asked, so I wanted to share with you an update on John Hawkins. As I am sure you know, John was diagnosed with cancer some time ago and has gone through a number of aggressive treatments. These are difficult words to write, but the doctors have determined the treatments are no longer working and, as a result, John is at home on hospice care. I realize that an e-mail is not the preferred way of receiving this message, but we wanted to be able to get the word out to all of you promptly. The executive team’s doors are open—please stop in if you need to talk.
Many people feel helpless in situations like this, but I think we have a great opportunity right now. I invite you to write John a personal note. We don’t often get to share with people how they impacted us until after they are gone, but we can do so now. If you’re interested in sending him a note, please do. I know it would make his day. LuAnn will be gathering cards and notes to forward to John, or she can give you his address to send something directly.
Please keep John and his family in your prayers.